Exhibit 4.1

EXECUTION COPY

CUSIP NO.	65489TAG4
65489TAH2

364-DAY REVOLVING CREDIT AGREEMENT

Dated as of

August 22, 2013

among

NOBLE CORPORATION,

as Borrower,

THE LENDERS PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Swingline Lender,

BARCLAYS BANK PLC, CITIBANK, N.A., DEUTSCHE BANK SECURITIES, INC.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

BNP PARIBAS, CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, GOLDMAN SACHS BANK USA,

HSBC BANK USA, N.A., SUNTRUST BANK, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Documentation Agents,

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Lead Bookrunners

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Section 10.20.	Officer’s Certificates	83
Section 10.21.	Effect of Inclusion of Exceptions	84
Section 10.22.	Margin Stock	84
Section 10.23.	Patriot Act Notice	84
Section 10.24.	No Advisory or Fiduciary Responsibility	84

Exhibits:

Exhibit 1.1A	—	Form of NDC Guaranty
Exhibit 1.1B	—	Form of NHIL Guaranty
Exhibit 2.3	—	Form of Borrowing Request
Exhibit 2.8A	—	Form of Revolving Note
Exhibit 2.8B	—	Form of Swingline Note
Exhibit 2.13C	—	Form of Joinder Agreement
Exhibit 2.15	—	Form of Swingline Request
Exhibit 2.16A	—	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.16B	—	Designated Borrower Notice
Exhibit 2.16C	—	Company Guaranty
Exhibit 4.1A	—	Form of Opinion of Baker Botts L.L.P.
Exhibit 4.1B	—	Form of Opinion of Maples and Calder, Cayman Islands Counsel
Exhibit 6.6	—	Form of Compliance Certificate
Exhibit 6.11	—	Form of Subsidiary Guaranty
Exhibit 10.10	—	Form of Assignment Agreement

Schedules:

Schedule 5.17	—	Existing Indebtedness
Schedule 5.18	—	Existing Liens

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364-DAY REVOLVING CREDIT AGREEMENT

THIS 364-DAY REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of August 22, 2013, among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders” but those terms shall not include the Swingline Lender in its capacity as the Swingline Lender), JPMORGAN CHASE BANK, N.A., as swingline lender (in such capacity, the “Swingline Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, BARCLAYS BANK PLC, CITIBANK, N.A., DEUTSCHE BANK SECURITIES, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents for the Lenders, and BNP PARIBAS, CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, GOLDMAN SACHS BANK USA, HSBC BANK USA, N.A., SUNTRUST BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agents for the Lenders.

WITNESSETH:

WHEREAS, the Company has requested that the Lenders establish in its favor a revolving credit facility in the aggregate principal amount of U.S. $600,000,000 (as such amount may increase or decrease in accordance with the terms hereof), pursuant to which facility revolving loans would be made to the Company and at its election, the Designated Borrower; and

WHEREAS, the Lenders are willing to make such revolving credit facility available to the Borrowers on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Additional Lender” shall have the meaning set forth in Section 2.13(b).

“Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans for any Interest Period, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 9.7.

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“Administrative Agent’s Account” means the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting securities, other equity interests, by contract or otherwise).

“Agreement” means this 364-Day Revolving Credit Agreement, as the same may be amended, restated and supplemented from time to time.

“Anti-Corruption Laws” means FCPA and all other laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Facility Fee Rate” means, for any day, at such times as a rating (either express or implied) by S&P, Moody’s or Fitch is in effect on the Company’s non-credit enhanced senior unsecured long-term debt, the percentage per annum set forth opposite such debt rating:

Debt Rating (S&P and Fitch/Moody’s)	Percentage
A/A2 or above	0.085%
A-/A3	0.100%
BBB+/Baa1	0.125%
BBB/Baa2	0.150%
BBB-/Baa3 or below	0.200%

The Applicable Facility Fee Rate will be determined based upon the two highest ratings issued by S&P, Moody’s and Fitch. If such two highest ratings differ (i) by one rating, the higher of such two highest ratings will apply to determine the Applicable Facility Fee Rate so long as the higher rating is from either S&P or Moody’s, otherwise the lower of such two highest ratings will apply, (ii) by two ratings, the rating which falls between such two highest ratings will apply to determine the Applicable Facility Fee Rate, or (iii) by more than two ratings, the rating which is one level above the lower of such two highest ratings will apply to determine the Applicable Facility Fee Rate. If only one such rating is issued by S&P, Moody’s or Fitch, the Applicable Facility Fee Rate will be determined by such rating. The Company shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Facility Fee Rate shall be effective on the date of

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the relevant change. Notwithstanding the foregoing, if the Company shall at any time fail to have in effect at least one such rating on the Company’s non-credit enhanced senior unsecured long-term debt, the Company shall seek and obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Fitch, Moody’s and/or S&P (or if none of Fitch, Moody’s and S&P issue such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Company and the Administrative Agent), and the Applicable Facility Fee Rate shall thereafter be based on such ratings in the same manner as provided herein with respect to the Company’s non-credit enhanced senior unsecured long-term debt rating (with the Applicable Facility Fee Rate in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Facility Fee Rate in effect at the time the non-credit enhanced senior unsecured long-term debt rating ceases to be in effect).

“Applicable Margin” means, for any day, at such times as a rating (either express or implied) by S&P, Moody’s or Fitch is in effect on the Company’s non-credit enhanced senior unsecured long-term debt, the percentage per annum set forth opposite such debt rating:

	Percentage
Debt Rating (S&P and Fitch/Moody’s)	Base Rate	LIBOR Rate
A/A2 or above	0.000%	0.790%
A-/A3	0.000%	0.900%
BBB+/Baa1	0.000%	1.000%
BBB/Baa2	0.100%	1.100%
BBB-/Baa3 or below	0.300%	1.300%

The Applicable Margin will be determined based upon the two highest ratings issued by S&P, Moody’s and Fitch. If such two highest ratings differ (i) by one rating, the higher of such two highest ratings will apply to determine the Applicable Margin so long as the higher rating is from either S&P or Moody’s, otherwise the lower of such two highest ratings will apply, (ii) by two ratings, the rating which falls between such two highest ratings will apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating which is one level above the lower of such two highest ratings will apply to determine the Applicable Margin. If only one such rating is issued by S&P, Moody’s or Fitch, the Applicable Margin will be determined by such rating. The Company shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Margin shall be effective on the date of the relevant change. Notwithstanding the foregoing, if the Company shall at any time fail to have in effect any such rating on the Company’s non-credit enhanced senior unsecured long-term debt, the Company shall seek and obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Fitch, Moody’s and/or S&P (or if none of Fitch, Moody’s and S&P issue such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Company and the Administrative Agent), and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided

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herein with respect to the Company’s non-credit enhanced senior unsecured long-term debt rating (with the Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Margin in effect at the time the non-credit enhanced senior unsecured long-term debt rating ceases to be in effect).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 whereby a Lender conveys part or all of its Commitment and Loans to another Person that is, or thereupon becomes, a Lender, or increases its Commitments and outstanding Loans pursuant to Section 10.10.

“Base Rate” means for any day the greatest of:

(i) the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change;

(ii) the sum of (x) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent ( 1/2%) per annum; and

(iii) the sum of (x) the LIBOR Market Index Rate plus (y) a percentage per annum equal to one percent (1%) per annum.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Borrower” means either the Company or, on and after the effective date specified in the Designated Borrower Notice, each of the Company and the Designated Borrower, and “Borrowers” means, collectively, the Company and, on and after the effective date specified in the Designated Borrower Notice, the Designated Borrower.

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“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in respect of Eurocurrency Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to a Borrower, is “continued” (in the case of Eurocurrency Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurocurrency Loans or Base Rate Loans) when such Borrowing is changed from one Type of Loan to the other, all as requested by the applicable Borrower pursuant to Section 2.3.

“Borrowing Multiple” means, for any Loan, $100,000.

“Borrowing Request” has the meaning set forth in Section 2.3(a).

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Borrowing, on which banks are dealing in Dollar deposits in the interbank eurodollar market in London, England.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2012 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2012, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (iii) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (iv) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less

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often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (vi) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (v) above.

“Change in Law” means the adoption of or any change in, on or after the date hereof (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender), any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Arrangers” means, collectively, J.P. Morgan Securities LLC, Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint lead bookrunners, acting in their capacities as joint lead arrangers and joint lead bookrunners for the Revolving Credit; provided, however, that no such Co-Arrangers shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Co-Documentation Agents” means, collectively, BNP Paribas, Credit Agricole Corporate & Investment Bank, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, HSBC Bank USA, N.A., SunTrust Bank and The Bank Of Tokyo-Mitsubishi UFJ, Ltd., in their capacities as co-documentation agents, and any successor Co-Documentation Agents appointed pursuant to Section 9.7; provided, however, as provided in Section 9.3, no such Co-Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Collateral” means all cash and Cash Equivalents of the Company in which the Administrative Agent or the Collateral Agent is granted a Lien for the benefit of the Lenders, the Swingline Lender and the Administrative Agent, under the terms of Section 7.4.

“Collateral Account” has the meaning set forth in Section 7.4(a).

“Collateral Agent” means JPMorgan Chase Bank, N.A. acting in its capacity as collateral agent for the Lenders, and any successor collateral agent appointed hereunder pursuant to Section 9.7.

“Collateralized Obligations” has the meaning set forth in Section 7.4(a).

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“Commitment” means, relative to any Lender, such Lender’s obligations to make Revolving Loans pursuant to Section 2.1, initially in the amount and percentage set forth opposite its signature hereto or pursuant to Section 10.10, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement. For avoidance of doubt, “Commitment” does not include the Swingline Commitment.

“Commitment Termination Date” means the earliest of (i) August 20, 2014, subject to the extension thereof pursuant to Section 2.14, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.12, and (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to any Credit Party or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 7.2 that the Commitments have been terminated; provided, however, that the Commitment Termination Date of any Lender that is a Declining Lender with respect to any requested extension pursuant to Section 2.14 shall be the earlier of (x) the Commitment Termination Date in effect immediately prior to such extension and (y) (i) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.12, and (ii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to any Credit Party or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 7.2 that the Commitments have been terminated.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Guaranty” means the Company Guaranty made by the Company substantially in the form of Exhibit 2.16C.

“Compliance Certificate” means a certificate in the form of Exhibit 6.6.

“Consolidated Indebtedness” means all Indebtedness of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

“Consolidated Indebtedness to Total Tangible Capitalization Ratio” means, at any time, the ratio of Consolidated Indebtedness at such time to Total Tangible Capitalization at such time.

“Consolidated Net Assets” means, as of any date of determination, an amount equal to the aggregate book value of the assets of the Company, its Subsidiaries and, to the extent of the equity interest of the Company and its Subsidiaries therein, SPVs at such time, minus the current liabilities of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Company referred to in Section 5.10 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

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“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated total equity of the Company and its Subsidiaries determined in accordance with GAAP but excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of the Company and its Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP. For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

“Controlling Affiliate” means, any Person that directly or indirectly through one or more intermediaries controls, or is under common control with, the Company (other than Persons controlled by the Company). As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other equity interests, by contract or otherwise).

“Co-Syndication Agents” means Barclays Bank PLC, Citibank, N.A., Deutsche Bank Securities, Inc. and Wells Fargo Bank, National Association, in their capacities as co-syndication agents, and any successor Co-Syndication Agents appointed hereunder pursuant to Section 9.7; provided, however, as provided in Section 9.3, no such Co-Syndication Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Credit Documents” means this Agreement, the Notes, Borrowing Requests, Swingline Requests, the NDC Guaranty, the NHIL Guaranty, the Designated Borrower Request and Assumption Agreement and any other Subsidiary Guaranties in effect from time to time.

“Credit Party” means each of the Company, the Designated Borrower (if any) and each Guarantor.

“Currency Rate Protection Agreement” shall mean any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.

“Declining Lender” shall have the meaning set forth in Section 2.14.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Swingline Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified any Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be

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specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Borrower” means, following such designation as a Designated Borrower pursuant to Section 2.16, either Noble Holding International Limited, a Cayman Islands company and wholly-owned Subsidiary of the Company, or such other wholly-owned foreign Subsidiary of the Company as may be designated by the Company and reasonably acceptable to the Administrative Agent.

“Designated Borrower Notice” has the meaning specified in Section 2.16(c).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16(a).

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Effective Date” means the date this Agreement shall become effective as defined in Section 10.16.

“Environmental Claims” means any and all claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or to any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release of or exposure to Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412, 430 or 436 of the Code).

“Eurocurrency”, when used in reference to any Revolving Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.

“Eurocurrency Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Extending Lender” shall have the meaning set forth in Section 2.14.

“Fitch” means Fitch, Inc. or any successor thereto.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any foreign Subsidiary of the Company which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to such Defaulting Lender’s Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by Collateral in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Guarantor” means any Subsidiary of the Company (including NDC and NHIL) that has executed and delivered a Subsidiary Guaranty, unless and until released pursuant to the terms hereof.

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Hazardous Material” shall mean “hazardous substances”, as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Company or any of its Subsidiaries.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from a Borrower in connection with the Loans.

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“Impacted Interest Period” shall have the meaning set forth in the definition of “LIBOR Rate”.

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capitalized Lease Obligations of such Person; (vi) net obligations under Interest Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable, and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided, however, Indebtedness shall exclude Non-recourse Debt. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Interest Payment Date” means (a) with respect to any Base Rate Loan or any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Loan as part of such Borrowing, any other period), in each case as the applicable Borrower may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” shall mean any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.

“Interpolated Rate” means, for any Impacted Interest Period, the rate per annum reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a

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linear basis between: (a) the applicable Screen Rate for the longest period (for which such Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Impacted Interest Period.

“Joinder Agreement” means an agreement in substantially the form of Exhibit 2.13C signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof.

“Lender” is defined in the preamble to this Agreement.

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

“LIBOR Market Index Rate” means, for any day, with respect to any interest calculation for Base Rate Loans, the rate per annum quoted at approximately 11:00 A.M. (London time) on such day on that page of the Reuters, Telerate or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays the London interbank offered rate administered by the British Bankers’ Association (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars in the amount of $5,000,000 for a period of one month, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying British Bankers’ Association interest settlement rates as reasonably determined by the Administrative Agent after consultation with the Company as to the use of any such other service; provided, that if the Administrative Agent shall reasonably determine that it is not possible to determine any such other service (which conclusion shall be conclusive and binding absent manifest error), then the “LIBOR Market Index Rate” shall be the applicable Reference Bank Rate for such day.

“LIBOR Rate” means, for any Interest Period for each Eurocurrency Loan, the rate per annum quoted at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period on that page of the Reuters, Telerate or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays the London interbank offered rate administered by the British Bankers’ Association (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying British Bankers’ Association interest settlement rates as reasonably determined by the Administrative Agent after consultation with the Company as to the use of any such other service (in each case, the “Screen Rate”); provided, that if no Screen Rate shall be available at such time for such Interest Period (an “Impacted Interest Period”), then the “LIBOR Rate” for such Impacted Interest Period shall be the Interpolated Rate;

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provided further, that if the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then during such Impacted Interest Period the “LIBOR Rate” for such Interest Period for such LIBOR Borrowing shall be the applicable Reference Bank Rate for such period.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Loan” means (i) a Base Rate Loan, (ii) a Eurocurrency Loan or (iii) a Swingline Loan, as the case may be, and “Loans” means two or more of any such Loans.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition of the Company and its Subsidiaries taken as a whole, or (ii) the Credit Parties’ ability, taken as a whole, to perform any of their payment obligations under this Agreement or the Notes or under any other Credit Document to which a Credit Party is a party.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“NDC” means Noble Drilling Corporation, a Delaware corporation.

“NDC Guaranty” means a guaranty of NDC in substantially the form of Exhibit 1.1A.

“NHIL” means Noble Holding International Limited, a Cayman Islands exempted company limited by shares.

“NHIL Guaranty” means a guaranty of NHIL in substantially the form of Exhibit 1.1B.

“Noble Parent Company” means Noble-Switzerland or, if a Redomestication has occurred subsequent to the date hereof and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.

“Noble-Switzerland” means Noble Corporation, a corporation organized and existing under the laws of Switzerland.

“Non-recourse Debt” means with respect to any Person (i) obligations of such Person against which the obligee has no recourse to such Person except as to certain named or described present or future assets or interests of such Person, and (ii) the obligations of SPVs to the extent the obligee thereof has no recourse to the Company or any of its Subsidiaries, except as to certain specified present or future assets of, or interests in, SPVs; it being understood, for the avoidance of doubt, that Permitted Bully Indebtedness shall constitute Non-recourse Debt.

“Note” means a Revolving Note or a Swingline Note.

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“Obligations” means all obligations of the Credit Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and to pay any other obligations to the Administrative Agent, the Swingline Lender or any Lender arising under any Credit Document.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Agents” means, collectively, the Collateral Agent, the Co-Syndication Agents and the Co-Documentation Agents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment; provided, that, if the Commitments are terminated, each Lender’s Percentage shall be calculated based on such Lender’s pro rata share of the total Revolving Loans then outstanding or, if no Revolving Loans are then outstanding, its Commitment in effect immediately before such termination, subject to any assignments by such Lender of Obligations pursuant to Section 10.10.

“Performance Guaranties” means all Guaranties of performance (and not financial Guaranties) of the Company or any of its Subsidiaries delivered in connection with the construction, operation, ownership or financing of drill ships, offshore mobile drilling units or offshore drilling rigs.

“Performance Letters of Credit” means all letters of credit for the account of the Company, any Subsidiary or a SPV issued as support for Non-recourse Debt or a Performance Guaranty.

“Permitted Bully Indebtedness” means any Indebtedness existing from time to time of Bully 1, Ltd., a Cayman Islands exempted company (“Bully 1”), Bully 2, Ltd., a Cayman Islands exempted company (“Bully 2”), or any of their respective Subsidiaries, to the extent that the ratio (expressed as a percentage) of Bully Consolidated Indebtedness to Bully Total Tangible Capitalization is no greater than 60% as of the end of each fiscal quarter of the Company.

For purposes of this definition:

“Bully Consolidated Indebtedness” means all Indebtedness of Bully 1, Bully 2, and their Subsidiaries that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

“Bully Consolidated Tangible Net Worth” means, as of any date of determination, consolidated total equity of Bully 1, Bully 2 and their Subsidiaries determined in accordance with GAAP but excluding the effect on shareholders equity of cumulative

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foreign exchange translation adjustments, and less the net book amount of all assets of Bully 1, Bully 2 and their Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP.

“Bully Total Tangible Capitalization” means, as of any date of determination, the sum of Bully Consolidated Indebtedness plus Bully Consolidated Tangible Net Worth as of such date.

“Permitted Liens” has the meaning ascribed to such term in Section 6.10.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by the Company or any of its ERISA Affiliates, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made or had an obligation to make contributions.

“Protesting Lender” shall have the meaning set forth in Section 2.16(b).

“Redomestication” means:

(a) any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Noble Parent Company with or into any other Person, or of any other Person with or into the Noble Parent Company, or the sale or other disposition (other than by lease) of all or substantially all of its assets by the Noble Parent Company to any other Person,

(b) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Noble Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares (except for directors’ qualifying shares) of the Noble Parent Company (the “New Parent”), if as a result thereof

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such sale or other disposition,

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(y) in the case of any action specified in clause (b), the entity that constituted the Noble Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(z) in the case of any action specified in clause (c), the New Parent

(in any such case the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of Delaware or another State of the United States, under the laws of any member country of the European Union, under the laws of any member of the European Economic Area (EEA) or NAFTA, under the laws of Switzerland or Singapore, or under the laws of any territory of any of the foregoing or (with the consent of the Required Lenders, such consent not to be unreasonably withheld) under the laws of any other jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of the Noble Parent Company immediately prior thereto and the Surviving Person shall have delivered to the Administrative Agent (i) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists, and (ii) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request.

“Reference Banks” means the principal London office of JPMorgan Chase Bank, N.A. and of at least one additional bank dealing in Dollar deposits in the interbank eurodollar market in London, England as may be selected by the Administrative Agent after consultation with the Company.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of approximately 11:00 A.M. (London time) (i) for any Eurocurrency Loans, two Business Days prior to the first day of such requested Interest Period for loans in U.S. Dollars and (ii) for any Base Rate Loans, on such date, for loans in U.S. Dollars in the amount of $5,000,000 for a period of one month, as the rate in each case at which the relevant Reference Bank could borrow funds in the London interbank market in U.S. Dollars for such period, were it to do so by asking for and then accepting interbank offers in reasonable market size in U.S. Dollars and for that period.

“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Required Lenders” means, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders; provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders except with respect to waivers and amendments described in clauses (x) and (y) of Section 10.11(iv).

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“Revolving Credit” means the credit facility for making Revolving Loans described in Section 2.1.

“Revolving Credit Commitment Amount” means an amount equal to $600,000,000, as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (i) such Lender’s applicable Percentage of the principal amounts of the outstanding Revolving Loans and (ii) such Lender’s applicable Percentage of the Swingline Exposure.

“Revolving Loan” has the meaning ascribed to such term in Section 2.1.

“Revolving Note” has the meaning ascribed to such term in Section 2.8(e).

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC, or any similar list maintained by the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of the Treasury or any other U.S. Governmental Authority, or maintained by the United Nations Security Council, the European Union or any member state thereof, as may be amended, supplemented or substituted from time to time.

“S&P” means Standard & Poor’s Ratings Group or any successor thereto.

“Screen Rate” shall have the meaning set forth in the definition of “LIBOR Rate”.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Exchange Act.

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“SPV” means any Person that is designated by the Company as a special purpose vehicle, provided that the Company shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Company and its Subsidiaries) which equates to at least five percent (5%) of the Company’s Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Company and its Subsidiaries and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of the Company in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of the Company. The Company may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.

“Statutory Reserve Rate” means, with respect to any currency, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, for any Person, any other Person (other than, except in the context of Sections 5.10 and 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries.

“Subsidiary Debt Basket Amount” has the meaning ascribed to such term in Section 6.11(j).

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“Subsidiary Guaranty” means (i) as to NDC, the NDC Guaranty, (ii) as to NHIL, the NHIL Guaranty and (iii) as to any other Subsidiary, any Guaranty substantially in the form of Exhibit 6.11.

“Surviving Person” has the meaning specified in the definition of “Redomestication”.

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.15, as the same may be reduced from time to time as expressly provided pursuant to this Agreement. The amount of the Swingline Commitment shall initially be $50,000,000.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” has the meaning specified in the first paragraph hereof.

“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.15.

“Swingline Note” has the meaning set forth in Section 2.8(e).

“Swingline Request” has the meaning set forth in Section 2.15(b).

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer system.

“Taxes” has the meaning set forth in Section 5.12.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Total Tangible Capitalization” means, as of any date of determination, the sum of Consolidated Indebtedness plus Consolidated Tangible Net Worth as of such date.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any of its ERISA Affiliates to the PBGC or such Plan.

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Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, and subject to the provisions of Section 10.18, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.1. Commitments for Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each a “Revolving Loan”) to the Borrowers from time to time prior to the Commitment Termination Date applicable to such Lender on a revolving basis in an aggregate amount not to exceed at any time outstanding an amount equal to its Commitment, subject to any increases or reductions thereof pursuant to the terms of this Agreement; provided, however, that no Lender shall be required to make any Revolving Loan if, after giving effect thereto, (i) the sum of the Swingline Exposure plus the aggregate outstanding principal amount of the Revolving Loans of all Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (ii) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans of each Lender may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, before the Commitment Termination Date applicable to such Lender, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in U.S. Dollars.

Section 2.2. Types of Revolving Loans and Minimum Borrowing Amounts. Borrowings of Revolving Loans may be outstanding as either Base Rate Loans or Eurocurrency Loans, as selected by the Company pursuant to Section 2.3. Each Borrowing of Base Rate Loans shall be in an amount of not less than $1,000,000 and each Borrowing of Eurocurrency Loans shall be in an amount of not less than $5,000,000 and in an integral multiple of the Borrowing Multiple.

Section 2.3. Manner of Borrowings; Continuations and Conversions of Borrowings.

(a) Notice of Revolving Loan Borrowings. The Company shall give notice to the Administrative Agent by no later than (i) 12:00 P.M. at least three (3) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Eurocurrency Loans, and (ii) 12:00 P.M. on the date the Company requests the Lenders to advance a Borrowing of Base Rate Loans, in each case pursuant to a duly completed Borrowing Request substantially in the form of Exhibit 2.3 (each a “Borrowing Request”) executed by the Company.

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(b) Notice of Continuation or Conversion of Outstanding Borrowings. The Company may from time to time elect to change or continue the type of interest rate borne by each Revolving Loan Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Revolving Loan Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, the Company may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period specified by the Company or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Company may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Company may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period specified by the Company on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Company may select multiple Interest Periods for the Eurocurrency Loans constituting any such particular Borrowing, provided that at no time shall the number of different Interest Periods for outstanding Eurocurrency Loans exceed ten (10) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of such Eurocurrency Loans into Base Rate Loans or of such Base Rate Loans into Eurocurrency Loans must be given by no later than (A) 12:00 P.M. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurocurrency Loans and (B) 12:00 P.M. on the date of any conversion of Eurocurrency Loans to Base Rate Loans.

(c) Manner of Notice. The Company shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurocurrency Loans and the Interest Period applicable thereto and the applicable Borrower. The Company agrees that the Administrative Agent may rely on any such telephonic or facsimile notice given by any Person it in good faith believes is an authorized representative of the Company without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(d) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telex or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Revolving Loan Borrowing. The Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

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(e) Company’s Failure to Notify. If the Company fails to give notice pursuant to Section 2.3(a) or (b) of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans, and has not notified the Administrative Agent by 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurocurrency Loans that it intends to repay such Borrowing, the Company shall be deemed to have requested for such Borrower the continuation of such Borrowing as a Eurocurrency Loan with an Interest Period of one (1) month, so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.2. Upon the occurrence and during the continuance of any Event of Default, and upon notice thereof, if so directed by the Required Lenders, from the Administrative Agent to the Company (i) each Eurocurrency Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, continue or convert Loans into Eurocurrency Loans shall be suspended during the continuance of such Event of Default.

(f) Conversion. If the Company shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Company to be comprised of Eurocurrency Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to be comprised of Base Rate Loans. If the Company shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurocurrency Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that the Company shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4. Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurocurrency Loans, or for the continuation or conversion of any Borrowing of Eurocurrency Loans, the Company shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

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(i) the Company may not select an Interest Period that extends beyond the Commitment Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) in the case of Eurocurrency Loans only, reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and

(iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then in the case of Eurocurrency Loans only, such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5. Funding of Loans.

(a) Disbursement of Loans. Not later than 12:00 P.M. with respect to Eurocurrency Loans, and 2:00 P.M. with respect to Base Rate Revolving Loans, on the date of any requested advance of a new Borrowing of Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the applicable Borrower (or as directed in writing by the Company) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the applicable Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by any Borrower of any such late amount shall not be deemed a waiver by such Borrower of any rights it may have against such Lender. No Lender shall be responsible to any Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the applicable Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand,

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pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but the applicable Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this subsection shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.6. Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurocurrency Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Each Eurocurrency Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or, in the case of Eurocurrency Loans, conversion to a Base Rate Loan at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of Adjusted LIBOR plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or, in the case of Eurocurrency Loans, conversion to a Base Rate Loan.

(c) Swingline Loans. Each Swingline Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the LIBOR Market Index Rate plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

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(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR, LIBOR Rate or LIBOR Market Index Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Company and each Lender of each determination of Adjusted LIBOR, with respect to each Eurocurrency Loan.

Section 2.7. Default Rate. If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), such past due Loan shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which each Borrower agrees to pay on demand, at a rate per annum equal to:

(a) (i) for any Base Rate Loan, the lesser of (A) the Highest Lawful Rate, or (B) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin, and (ii) for any Swingline Loan, the lesser of (A) the Highest Lawful Rate, or (B) the sum of two percent (2%) per annum plus the LIBOR Market Index Rate from time to time in effect (but not less than the LIBOR Market Index Rate in effect at the time such payment was due) plus the Applicable Margin; and

(b) for any Eurocurrency Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin.

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans (or, if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the applicable Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans (or if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the applicable Borrower).

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Section 2.8. Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to such Borrower then outstanding. Each Borrower hereby unconditionally promises to pay to the Swingline Lender the unpaid principal amount of each Swingline Loan to such Borrower no later than the Commitment Termination Date.

(b) Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Evidence of Obligations. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Notes. The Revolving Loans outstanding to each Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the applicable Borrower payable to such Lender in the form of Exhibit 2.8A (each a “Revolving Note”). Each Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting one or more promissory notes as aforesaid, an original of each such promissory note, appropriately completed, to evidence the respective Loans made by such Lender to such Borrower hereunder, within ten (10) Business Days after the Company receives a written request therefor. The Swingline Loans outstanding to each Borrower shall be evidenced by a promissory note of each Borrower payable to the Swingline Lender in the form of Exhibit 2.8B (a “Swingline Note”).

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(f) Recording of Loans and Payments on Notes. Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the maker thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a Eurocurrency Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of each Borrower to repay all Loans outstanding to such Borrower hereunder together with accrued interest thereon. At the request of any holder of a Note and upon such holder tendering to the applicable Borrower the Note to be replaced, the applicable Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.9. Optional Prepayments. Each Borrower shall have the privilege of prepaying any Base Rate Loans or Swingline Loans without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Company shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment. Each Borrower shall have the privilege of prepaying any Eurocurrency Loans (a) without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full) only on the last Business Day of an Interest Period for such Loan, and (b) at any other time without premium or penalty except for the breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Company shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the last Business Day of such Interest Period or the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such prepayment and; provided, that upon any such rescission such Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Any such prepayments shall be made by the payment of the principal amount to be prepaid and accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Obligations then outstanding in the order specified by the Company.

Section 2.10. Mandatory Prepayments of Loans. In the event and on each occasion that the aggregate principal amount of outstanding Revolving Loans exceeds the Revolving Credit Commitment Amount then in effect, then the Company or the Designated Borrower, as appropriate, shall promptly prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess. Immediately upon determining the need to make any such prepayment, the Company shall notify the Administrative Agent of such required prepayment and of the identity of the particular Revolving Loans being prepaid. If the Administrative Agent shall notify the Company that the Administrative Agent has determined that any prepayment is

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required under this Section 2.10, the Company or the Designated Borrower, as appropriate, shall make such prepayment no later than the second Business Day following such notice. Any mandatory prepayment of Revolving Loans pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.9. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and, in the case of prepayment of Eurocurrency Loans, any applicable breakage fees and funding losses pursuant to Section 2.11.

Section 2.11. Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 8.1 or 8.2:

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b) any failure to make a principal payment of any such Loan on the due date therefor; or

(c) any failure by any Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the applicable Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Company of such claim for compensation as provided herein, in which event no Borrower shall have any obligation to pay such claim.

Section 2.12. Commitment Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice (provided, such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination, provided, further, that upon any such rescission the Company shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11) to the Administrative Agent, to terminate or reduce the Commitments or the Swingline Commitment without premium or penalty, in whole or in part, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by the Company and in integral multiples of

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$5,000,000 and (ii) as to the Commitments, to be allocated ratably among the Lenders in proportion to their respective Commitments; provided, that the Revolving Credit Commitment Amount may not be reduced to an amount less than the sum of the Swingline Exposure plus the aggregate principal amount of outstanding Revolving Loans, after giving effect to payments on such proposed termination or reduction date; provided further that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Swingline Commitment, after giving effect to any contemporaneous reduction thereof. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments or the Swingline Commitment. Any termination of Commitments or the Swingline Commitment pursuant to this Section 2.12 is permanent and may not be reinstated.

Section 2.13. Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Effective Date and upon at least 20 days’ written notice to the Administrative Agent (or such shorter period as Administrative Agent and Company may agree), the Company may elect to increase the Revolving Credit Commitment Amount up to a total amount not to exceed $800,000,000 at any time in effect.

(b) The Company may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not an existing Lender must be acceptable to the Administrative Agent and/or the Swingline Lender (in each case, which acceptance will not be unreasonably withheld or delayed) if the consent of the Administrative Agent or the Swingline Lender, as the case may be, would be required to effect an assignment under Section 10.10(b). No Lender shall have any obligation whatsoever to agree to increase its Commitment.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.13 shall become effective upon the receipt by the Administrative Agent of a Joinder Agreement signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the increase in the Commitments and such opinions of counsel for the Company with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such agreement by the Administrative Agent, the Revolving Credit Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement and the Commitment amounts of each Lender set forth on the signature pages hereto shall automatically be deemed to be updated.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.13 that is not pro rata among all Lenders, the Borrowers, the Administrative Agent and the Lenders shall as of the effective date of such increase make adjustments to the outstanding principal amount of Revolving Loans (but not any interest accrued thereon or any

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accrued fees prior to such date), including, subject to the conditions specified in Section 4.2, the borrowing of additional Revolving Loans hereunder and the repayment of Revolving Loans plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by the Lenders in proportion to their respective Commitments after giving effect to such increase, together with any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, and each Lender shall be deemed to have made an assignment of its outstanding Revolving Loans and Commitment, and assumed outstanding Revolving Loans and Commitments of other Lenders as of the effective date of such increase as may be necessary to effect the foregoing.

Section 2.14. Extensions of Commitment Termination Date. So long as no Event of Default has occurred and is continuing, no earlier than 60 days and at least 45 days prior to the then-effective Commitment Termination Date, the Company may, by written notice to the Administrative Agent, request that the Commitment Termination Date then in effect be extended for a 364-day period (and may make successive annual extension requests under this Section 2.14 without limitation prior to the termination hereof). On each such occasion, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 30 days prior to the then-effective Commitment Termination Date and the Administrative Agent shall promptly thereafter notify the Company of such Extending Lender’s agreement to extend its Commitment (and such agreement shall be irrevocable until such Commitment Termination Date). The Commitment of any Lender that fails to accept or respond to the Company’s request for extension of the Commitment Termination Date (a “Declining Lender”) shall be terminated on the Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Commitment Termination Date the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days prior to the then-effective Commitment Termination Date (and such offer shall be irrevocable until such Commitment Termination Date). To the extent the aggregate amount of extended Commitments is less than the aggregate amount of Commitments so requested to be extended pursuant to the foregoing, the Company shall have the right to require any Declining Lender at any time thereafter to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.10(b), and (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued

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and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Commitment Termination Date of such Extending Lenders and Replacement Lenders shall be extended by 364 days, effective as of such Commitment Termination Date.

Section 2.15. Swingline Advances.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time prior to the Commitment Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the aggregate Swingline Exposure plus the aggregate outstanding principal amount of the Revolving Loans exceeding the Revolving Credit Commitment Amount then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, repay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall deliver, by hand delivery or telecopier, a duly completed and executed Swingline Loan Request substantially in the form of Exhibit 2.15 (each a “Swingline Request”) to the Administrative Agent and the Swingline Lender, not later than 3:00 p.m., on the day of a proposed Swingline Loan. Each such Swingline Request shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the applicable Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower to an account as directed in writing by the Company in the applicable Swingline Request maintained with the Administrative Agent by 4:00 p.m. on the requested date of such Swingline Loan. The Company shall not request a Swingline Loan if at the time of or immediately after giving effect to such Swingline Loan a Default or Event of Default has occurred and is continuing or would result therefrom. The Swingline Lender shall not make a Swingline Loan if it has received notice from a Borrower or any Lender that a Default or Event of Default exists or would result from such Swingline Loan. Swingline Loans shall be made in minimum amounts of $2,500,000 and integral multiples of $100,000 above such amount.

(c) Each Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 noon on the proposed date of repayment.

(d) The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m. on the next succeeding Business Day following such notice require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent, or if the Swingline Lender and the Administrative Agent are the same entity, the Swingline Lender, will give notice

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thereof to each Lender, specifying in such notice such Lender’s applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitment Amount and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5(a) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired by the Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(e) If, at any time there shall exist any Fronting Exposure (or any Fronting Exposure would result from the making of any requested Swingline Loan), then the Company shall, if the full amount of such Fronting Exposure has not been (or, following the making of such requested Swingline Loan would not be able to be) reallocated pursuant to Section 2.17(a)(iv), promptly upon the request of the Administrative Agent or the Swingline Lender (or, with respect to any such requested Swingline Loan, prior to the making of such Swingline Loan), deliver to the Administrative Agent Collateral, in accordance with Section 7.4(a), to secure such unallocated Fronting Exposure, and such Collateral shall be applied as a prepayment on Defaulting Lenders’ participation in such Swingline Loans so as to eliminate such Fronting Exposure and applied as a prepayment on the outstanding principal amount of such Swingline Loans so as to reduce the outstanding principal amount of such Swingline Loans by an equivalent amount.

Section 2.16. Designated Borrowers.

(a) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate the Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.16A (a “Designated Borrower Request and Assumption Agreement”). Following the giving of any notice pursuant to this Section 2.16(a), if the designation of such

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Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(b) Within five (5) Business Days after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower for a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated and either (1) the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement, or (2) the Company shall have the right to require any Protesting Lender at any time thereafter to (and any such Protesting Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other Person become a party to this Agreement; provided that (x) such assignment is otherwise in compliance with Section 10.10(b), and (y) such Protesting Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement; or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.

(c) The parties hereto acknowledge and agree that prior to the Designated Borrower becoming entitled to utilize the Revolving Credit provided for herein, the Administrative Agent and the Lenders shall have received the duly executed Company Guaranty, together with such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders, and Notes signed by the Designated Borrower to the extent any Lenders so require. Promptly following receipt of the Company Guaranty and all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.16B (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Designated

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Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(d) The Obligations of the Designated Borrower shall be guaranteed by the Company pursuant to the Company Guaranty.

(e) The Designated Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 10.11.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the

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Swingline Lender hereunder; third, to be applied as a prepayment on such Defaulting Lender’s participation in any Swingline Loan; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.

(iii) Certain Fees. Facility fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans pursuant to Section 2.15, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of

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Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of such non-Defaulting Lender minus (2) the Revolving Credit Exposure of such non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Swingline Lender, the Company or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE 3

FEES AND PAYMENTS

Section 3.1. Fees.

(a) Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or Swingline Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of the sum of such Lender’s Revolving Credit Exposure plus such Lender’s Swingline Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure and Swingline Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on September 30, 2013, on the date(s) on which the Commitments shall have terminated and the Lenders shall have

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no further Revolving Credit Exposures, and on the Commitment Termination Date. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent and Arrangement Fees. The Company shall pay to the Administrative Agent the fees from time to time agreed to by the Company and the Administrative Agent and the arrangement fees previously agreed to by the Company and the Co-Arrangers.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders.

Section 3.2. Place and Application of Payments.

(a) All payments of principal of and interest on the Loans, and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of Swingline Loans, to the Swingline Lender, except as provided in Section 2.15), for the benefit of the Lenders entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Company. Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b) If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order set forth in Section 7.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.3. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 3.3(b), each payment by the Borrowers to any Lender, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future taxes. If any such withholding is so required (as determined in the reasonable discretion of the applicable Borrower), the applicable Borrower shall make the withholding and pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon. Moreover, in

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the case of any such present or future taxes imposed by or within the jurisdiction in which the applicable Borrower is incorporated, any jurisdiction from which the applicable Borrower makes any payment under this Agreement or any other Credit Document, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender, the Swingline Lender and the Administrative Agent, the following taxes:

(i) taxes imposed on, based upon, or measured by such Lender’s, the Swingline Lender’s or the Administrative Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar taxes imposed on it;

(ii) taxes imposed on such Lender, the Swingline Lender or the Administrative Agent as a result of a present or former connection between the taxing jurisdiction and such Lender, the Swingline Lender or Administrative Agent, or any owner or affiliate thereof, as the case may be, other than a connection resulting solely from the transactions contemplated by this Agreement;

(iii) taxes imposed as a result of the transfer by such Lender, the Swingline Lender or Administrative Agent of its interest in this Agreement or any other Credit Document or a designation by such Lender, the Swingline Lender or the Administrative Agent (other than pursuant to Section 8.3(c)) of a new Lending Office (other than taxes imposed as a result of any change in treaty, law or regulation after such transfer of such Lender’s, the Swingline Lender’s or the Administrative Agent’s interest in this Agreement or any other Credit Document or designation of a new Lending Office);

(iv) taxes imposed by the United States of America (or any political subdivision thereof or tax authority therein) upon a Lender, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any “anti-treaty shopping,” “limitation of benefits,” or similar provision applicable to a treaty) after the date hereof, in the case of each Lender, Swingline Lender or Administrative Agent originally a party hereto or, in the case of any Purchasing Lender (as defined in Section 10.10(b)) or Administrative Agent, after the date on which it becomes a Lender or Administrative Agent, as the case may be; or

(v) taxes which would not have been imposed but for (a) the failure of such Lender, the Swingline Lender or the Administrative Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) (unless excused pursuant to Section 3.3(c)), or (II) any other form, certification, documentation or proof which is reasonably requested by the Company, or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, the Swingline Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false or not properly completed;

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(all such present or future taxes, excluding only the taxes described in the preceding clauses (i) through (v), being hereinafter referred to as “Indemnified Taxes”), the applicable Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the Swingline Lender and the Administrative Agent is free and clear of such Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, the Swingline Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If any Borrower pays any Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by such Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, the Swingline Lender or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original). If the Administrative Agent, the Swingline Lender or any Lender pays any Indemnified Taxes which any Borrower has failed to withhold or pay to the appropriate governmental authority, or any penalties or interest in connection therewith, such Borrower shall reimburse the Administrative Agent, the Swingline Lender or that Lender for such payment within thirty (30) days after the receipt of written demand therefor. Such Lender, the Swingline Lender or the Administrative Agent shall make written demand on the Company for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender, the Swingline Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender, the Swingline Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, the Swingline Lender or the Administrative Agent, as the case may be. In the event that such Lender, the Swingline Lender or the Administrative Agent fails to give the Company timely notice as provided herein, no Borrower shall have any obligation to pay such claim for reimbursement. In the event that any taxing authority notifies a Borrower that it has improperly failed to withhold any taxes (other than Indemnified Taxes) from a payment to any Lender, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document, such Borrower shall timely and fully pay such taxes to such taxing authority and such Lender, Swingline Lender or Administrative Agent, as the case may be, shall pay the amount of such taxes to such Borrower within thirty (30) days after the receipt of written demand therefor. If a Borrower is or will be required to pay an additional amount to a Lender, the Swingline Lender or the Administrative Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including, without limitation, changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

(b) U.S. Withholding Tax Exemptions. Upon the written request of the Company or the Administrative Agent, each Lender or the Swingline Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent, promptly after such request, two duly completed and signed copies of either Form W-8BEN or any successor form (entitling such Lender or the

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Swingline Lender to a complete exemption from withholding under the Code on all amounts to be received by such Lender or the Swingline Lender, including fees, pursuant to the Credit Documents) or Form W-8ECI or any successor form (relating to all amounts to be received by such Lender or the Swingline Lender, including fees, pursuant to the Credit Documents) of the United States Internal Revenue Service, and any other form of the United States Internal Revenue Service reasonably necessary to establish or accomplish exemption from withholding obligations or to facilitate the Administrative Agent’s performance under this Agreement. Thereafter and from time to time, each such Lender or the Swingline Lender shall submit to the Company and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Lender or the Swingline Lender, including fees, pursuant to the Credit Documents. Upon the request of the Company, each Lender or the Swingline Lender that is a United States person shall submit to the Company a certificate to the effect that it is a United States person and is exempt from information reporting under Section 6049 of the Code and backup withholding under Section 3406 of the Code.

(c) Inability of Lender to Submit Forms. If any Lender or the Swingline Lender determines in good faith, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that (i) it is unable to submit to the Company or Administrative Agent any form or certificate that such Lender or the Swingline Lender is obligated to submit pursuant to subsection (b) of this Section 3.3, (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or the Swingline Lender shall promptly notify the Company and Administrative Agent of such fact, and such Lender or the Swingline Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) Refund of Taxes. If any Lender, Swingline Lender or the Administrative Agent receives a refund or credit of any Indemnified Tax or any tax referred to in Section 10.3 with respect to which any Borrower has paid any amount pursuant to this Section 3.3 or Section 10.3, such Lender, the Swingline Lender or the Administrative Agent shall pay the amount of such refund or credit (including any interest received with respect thereto) to such Borrower within fifteen (15) days after receipt thereof. A Lender, the Swingline Lender or the Administrative Agent shall provide, at the sole cost and expense of the Company, such assistance as the Company may reasonably request in order to obtain such a refund or credit; provided, however, that none of the Administrative Agent, any Lender or Swingline Lender shall in any event be required to disclose any information to the Company with respect to the overall tax position (or any other information relating to taxes that such Person reasonably determines to be confidential) of the Administrative Agent, the Swingline Lender or such Lender.

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ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1. Initial Borrowing. The obligation of each Lender to advance the initial Loans hereunder and of the Swingline Lender to advance the initial Swingline Loan hereunder, is subject to satisfaction (or waiver in accordance with Section 10.11) of the following conditions precedent:

(a) The Administrative Agent shall have received (including by facsimile or other electronic means) duly executed signature pages to this Agreement, the duly executed NDC Guaranty, the duly executed NHIL Guaranty, the duly executed Swingline Note, any Revolving Notes requested pursuant to Section 2.8(e) prior to the Effective Date, duly executed, and the following all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient number of signed counterparts as requested by the Administrative Agent:

(i) Certificates of Officers of the Company. Certificates of a Director, the Secretary or an Assistant Secretary of the Company containing specimen signatures of the persons authorized to execute Credit Documents to which the Company is a party on the Company’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the Board of Directors or other appropriate body of the Company authorizing the execution and delivery of the Credit Documents to which the Company is a party, (y) copies of the Company’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and bylaws and other governing documents, if any, and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of the Company’s jurisdiction of incorporation;

(ii) Certificates of Officers of NDC and NHIL. Certificates of the Secretary or an Assistant Secretary of NDC and a Director of NHIL containing specimen signatures of the persons authorized to execute Credit Documents to which NDC or NHIL is a party on NDC’s and NHIL’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the Board of Directors or other appropriate body of NDC and NHIL authorizing the execution and delivery of the Credit Documents to which NDC or NHIL is a party, (y) copies of NHIL’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and copies of NDC’s bylaws, together with any other governing documents, if any, of NHIL and NDC and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of NDC’s and NHIL’s jurisdiction of incorporation;

(iii) Regulatory Filings and Approvals. Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement, and, to the extent requested by any Lender, documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

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(iv) Insurance Certificate. An insurance certificate dated not more than ten (10) Business Days prior to the Effective Date from the Company describing in reasonable detail the insurance maintained by the Company and its Subsidiaries as required by this Agreement;

(v) Opinions of Counsel. The opinions of (x) Baker Botts L.L.P., counsel for the Company, NDC and NHIL, substantially in the form of Exhibit 4.1A, and (y) Maples and Calder, Cayman Islands counsel for the Company and NHIL, substantially in the form of Exhibit 4.1B;

(vi) Closing Certificate. Certificate of a Director, the President or a Vice President of the Company as to the satisfaction of all conditions set forth in Section 4.1(b) and (c) and certifying the ratings by S&P, Fitch and Moody’s, as of the Effective Date, of the Company’s non-credit enhanced senior unsecured long-term debt; and

(vii) Process Agent. An acknowledgment from CT Corporation with respect to its irrevocable appointment by the Credit Parties pursuant to Section 10.14.

(b) Each of the representations and warranties of the Company and its Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects as of the date of such Borrowing, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(c) No Default or Event of Default shall have occurred and be continuing; and

(d) On or before the Effective Date, the Lenders, the Administrative Agent and the Co-Arrangers shall have received all fees and all reasonable out-of-pocket expenses then due and owing to the Administrative Agent, the Lenders, and the Co-Arrangers pursuant to this Agreement and as otherwise agreed in writing by the Company.

Section 4.2. All Borrowings. The obligation of each Lender to make any advance of any Loan, and of the Swingline Lender to make any Swingline Loan, is subject to satisfaction of the following conditions precedent:

(a) Notices. The Administrative Agent shall have received (i) in the case of any Loan, the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c) and (ii) in the case of any Swingline Loan, the Swingline Request required by Section 2.15(b);

(b) Warranties True and Correct. In the case of any Borrowing or Loan that increases the aggregate amount of Loans outstanding after giving effect to such Borrowing or Loan, each of the representations and warranties of the Company and its Subsidiaries set forth herein (other than the representations and warranties set forth in Sections 5.4, 5.11, 5.17 and

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5.18) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.11, 5.17 and 5.18) shall be true and correct in all material respects as of the time of such advance, Borrowing or Loan, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date; and

(c) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Borrowing.

Each acceptance by the applicable Borrower of an advance of any Loan shall be deemed to be a representation and warranty by the Company on the date of such acceptance, that all conditions precedent to such Borrowing or Loan set forth in this Section 4.2 with respect to such Borrowing or Loan occurring after the Effective Date and in Section 4.1 with respect to the initial Borrowings or Loans hereunder have (except to the extent waived in accordance with the terms hereof) been satisfied or fulfilled unless the Company gives to the Administrative Agent and the Lenders written notice to the contrary, in which case none of the Lenders nor the Swingline Lender shall be required to fund or convert such Loans unless the Required Lenders shall have previously waived in writing such non-compliance.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each Lender, the Swingline Lender and Administrative Agent as follows:

Section 5.1. Corporate Organization. The Company and each of its Significant Subsidiaries: (i) is duly organized and existing in good standing under the laws of the jurisdiction of its organization; (ii) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

Section 5.2. Power and Authority; Validity. Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each of the Credit Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

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Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries.

Section 5.4. Litigation. As of the Effective Date there are no actions, suits, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are reasonably likely to have a Material Adverse Effect.

Section 5.5. Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. The proceeds of the Loans shall only be used for working capital and other general corporate purposes of the Company and its Subsidiaries, including for investments and acquisitions and to provide support for any commercial paper program of the Company. The Company shall not, and shall ensure that none of its Subsidiaries will, use the proceeds of the Loans (including any indirect use intended by the Company or its Subsidiaries) (i) for any purpose which would result in a violation of any Anti-Corruption Laws applicable to the Company or any of its Subsidiaries or (ii) for the purpose of funding or financing any activities, business or transactions of, or with, any Sanctioned Person or Sanctioned Entity which would result in a violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC in effect at the time of the use of such proceeds.

(b) Margin Stock. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of the Loans will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System. After application of the proceeds of the Loans and any acquisitions permitted hereunder, less than 25% of the assets of each of the Company and its Subsidiaries consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.6. Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

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Section 5.7. Anti-Corruption Laws. The Company and each of its Subsidiaries has conducted its business in compliance with all applicable Anti-Corruption Laws, including without limitation the FCPA, except to the extent that failure to comply with such Anti-Corruption Laws could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with such Anti-Corruption Laws.

Section 5.8. OFAC; Sanctioned Persons and Sanctioned Entities. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Company, is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Company (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.

Section 5.9. True and Complete Disclosure. All factual information (taken as a whole) furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time. To the extent commercially reasonable, the Company has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 5.10. Financial Statements. The financial statements heretofore delivered to the Lenders for the Company’s fiscal year ending December 31, 2012 have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with the Company’s financial statements for the previous fiscal year. Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of the Company as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, the Company and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Company that were not included in the financial statements of June 30, 2013 or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders).

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Section 5.11. No Material Adverse Change. As of the Effective Date there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.12. Taxes. The Company and its Subsidiaries have filed all required United States federal income tax returns, and all other material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against the Company and its Subsidiaries or any of their properties (other than any such Taxes that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

Section 5.13. Consents. As of the Effective Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents to which it is a party and with respect to the Company, in order to obtain the Loans hereunder, have been or will have been obtained or made and are or will be in full force and effect. As of the date of the Designated Borrower Notice, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Designated Borrower in order to execute, deliver and perform the Credit Documents to which it is a party, in order to obtain the Loans hereunder, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.14. Insurance. The Company and its Significant Subsidiaries currently maintain in effect, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles); provided that the Company or any Significant Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 5.15. Intellectual Property. The Company and its Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Company and its Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

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Section 5.16. Ownership of Property. The Company and its Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Existing Indebtedness. Schedule 5.17 contains a complete and accurate list of all Indebtedness outstanding as of the Effective Date, with respect to the Company and its Subsidiaries, in each case in a principal amount of $20,000,000 or more (other than the Obligations hereunder and Indebtedness permitted by Section 6.11), in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.

Section 5.18. Existing Liens. Schedule 5.18 contains a complete and accurate list of all Liens outstanding as of the Effective Date, with respect to the Company and its Subsidiaries where the Indebtedness or other obligations secured by such Lien is in a principal amount of $20,000,000 or more (other than the Liens permitted by Section 6.10), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

ARTICLE 6

COVENANTS

The Company covenants and agrees that, so long as any Loan, Note or Commitment is outstanding hereunder, or any other Obligation is due and payable hereunder:

Section 6.1. Corporate Existence. Each of the Company and its Significant Subsidiaries will preserve and maintain its organizational existence, except (i) for the dissolution of any Significant Subsidiaries (other than NDC or NHIL, unless and until released from its Subsidiary Guaranty pursuant to the terms hereof) whose assets are transferred to the Company or any of its Subsidiaries, (ii) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary (other than NDC or NHIL, unless and until released from its Subsidiary Guaranty pursuant to the terms hereof) could not reasonably be expected to have a Material Adverse Effect, or (iii) as otherwise expressly permitted in this Agreement, including any merger, consolidation, liquidation or dissolution otherwise permitted under Section 6.9.

Section 6.2. Maintenance. Each of the Company and its Significant Subsidiaries will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Company or any Significant Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Company or any Significant Subsidiary, as applicable, desirable in the conduct of its business.

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Section 6.3. Taxes. Each of the Company and its Subsidiaries will duly pay and discharge all Taxes upon or against it or its properties and all other obligations (including, without limitation, ERISA obligations) within ninety (90) days after becoming due (in the case of Taxes) or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

Section 6.4. ERISA. Each of the Company and its ERISA Affiliates will timely pay and discharge all obligations and liabilities arising under ERISA in all material respects or otherwise with respect to each Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Company or any Significant Subsidiary and will promptly notify the Administrative Agent upon an officer of the Company becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a multi-employer plan, as defined in ERISA), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Company’s or any of its ERISA Affiliates’ intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Company or its ERISA Affiliates of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than for benefits), fine or penalty to the Company and/or to the Company’s ERISA Affiliates, or any plan amendment that could reasonably be expected to increase the contingent liability of the Company and its ERISA Affiliates, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. The Company will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) the receipt by the Company or its Subsidiaries of notice of any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Insurance. Each of the Company and its Significant Subsidiaries will maintain or cause to be maintained, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies

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similarly situated and operating like property or assets (subject to self-insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ public and product liability risks; provided that the Company or any Significant Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 6.6. Financial Reports and Other Information.

(a) Periodic Financial Statements and Other Documents. The Company, its Subsidiaries and any SPVs will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Company, its Subsidiaries and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of the Company that they fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Company’s Form 10-Q with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Company’s Form 10-K with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

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(iii) within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that the Company sends to its stockholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto; and

(iv) such other information as the Administrative Agent or any Lender may reasonably request.

The Administrative Agent will forward promptly to the Lenders the information provided by the Company pursuant to (i) through (iv) above.

(b) Compliance Certificates. Within the sixty (60) day or one hundred twenty (120) day time periods set forth in subsections (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Company shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) (i) additional information setting forth calculations excluding the effects of any SPVs and containing such calculations for any SPVs as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by the Company’s chief financial officer (or other financial officer of the Company), in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, and (y) a Compliance Certificate in the form of Exhibit 6.6 showing the Company’s compliance with certain of the covenants set forth herein.

(c) Reserved.

(d) Notice of Events Relating to Environmental Laws and Claims. Promptly after any officer of the Company obtains actual knowledge of any of the following, the Company will provide the Administrative Agent (who will in turn provide notice to the Lenders of) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Company, any of its Subsidiaries or any SPV or any property owned or operated by the Company, any of its Subsidiaries or any SPV;

(ii) any condition or occurrence on any property owned or operated by the Company, any of its Subsidiaries or any SPV that results in noncompliance by the Company, any of its Subsidiaries or any SPV with any Environmental Law; and

(iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Company, any of its Subsidiaries or any SPV other than in the ordinary course of business.

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(e) Notices of Default, Litigation, Etc. The Company will promptly, and in any event within five (5) Business Days, after an officer of the Company has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; (iv) the occurrence of any event which has resulted in a breach of Section 6.16; and (v) any notice received by it, any Subsidiary or any SPV from the holder(s) of Indebtedness of the Company, any Subsidiary or any SPV in an amount which, in the aggregate, exceeds $50,000,000, where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

Section 6.7. Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender, the Company will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at the Company’s expense, to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Company and its Subsidiaries), all as often, and to such extent, as may be reasonably requested. The chief financial officer of the Company and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8. Conduct of Business. The Company and its Subsidiaries will at all times remain primarily engaged in any of (i) the contract drilling business, (ii) the provision of services to the energy industry, (iii) other existing businesses described in the Company’s current SEC reports, or (iv) any related or ancillary businesses.

Section 6.9. Restrictions on Fundamental Changes. The Company shall not merge or consolidate with any other Person, or cause or permit any dissolution of the Company or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Company’s assets, except that:

(a) The Company or any of its Subsidiaries may merge into, or consolidate with, any other Person if upon the consummation of any such merger or consolidation (i) the Company or such Subsidiary is the surviving Person to any such merger or consolidation, (ii) a Person who will contemporaneously therewith become a Subsidiary of the Company is the surviving Person to any such merger or consolidation or (iii) with respect to a merger or

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consolidation of the Company, such other Person is the surviving Person to any such merger or consolidation, the U.S. Dollar denominated non-credit enhanced senior unsecured long-term debt of such Person shall continue to be rated by S&P, Moody’s or Fitch and such Person shall have executed and delivered to the Administrative Agent and each Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the other Credit Documents to which the Company is a party;

(b) The Company may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person if such Person is a Subsidiary of the Company (or a Person who will contemporaneously therewith become a Subsidiary of the Company); and

provided in the case of any transaction described in the preceding clauses (a) and (b), no Default or Event of Default shall exist immediately prior to, or after giving effect to, such transaction.

Section 6.10. Liens. The Company and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Company or any Subsidiary, except the following (collectively, the “Permitted Liens”):

(a) Liens existing on the date hereof (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $20,000,000 or more, being described on Schedule 5.18 attached hereto);

(b) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Company or its Subsidiaries are parties or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d) Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

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(e) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f) Liens arising out of judgments or awards against the Company or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Company or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of the Company and its Subsidiaries secured by such Liens shall not exceed $100,000,000 at any one time outstanding;

(g) Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Company or any Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Company or any Subsidiary;

(h) Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;

(i) Liens on property existing at the time such property is acquired by the Company or any Subsidiary of the Company and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such Person becoming a Subsidiary of the Company (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement (other than amounts incurred to pay costs of such extension, renewal or replacement), and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);

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(k) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(m) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(n) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q) Liens on property securing Non-recourse Debt;

(r) Liens on the stock or assets of SPVs;

(s) other Liens created in connection with securitization programs, if any, of the Company and its Subsidiaries; and

(t) Liens (not otherwise permitted by this Section 6.10) securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (t) at such time) ten percent (10%) of Consolidated Tangible Net Worth.

Section 6.11. Subsidiary Indebtedness. The Company shall not permit its Subsidiaries to incur, assume or suffer to exist any Indebtedness, except:

(a) existing Indebtedness outstanding on the Effective Date (such Indebtedness, to the extent the principal amount thereof is $20,000,000 or more, being described on Schedule 5.17 attached hereto), and any subsequent extensions, renewals or refinancings

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thereof (i) so long as such Indebtedness is not increased in amount (other than amounts incurred to pay costs of such extension, renewal or refinancing), or (ii) such extensions, renewals or refinancings are otherwise expressly permitted by, and are effected pursuant to, another clause in this Section 6.11 (other than clause (l) hereof);

(b) Indebtedness under the Credit Documents;

(c) intercompany loans and advances to the Company or its Subsidiaries, and intercompany loans and advances from any of such Subsidiaries or SPVs to the Company or any other Subsidiaries of the Company;

(d) Indebtedness under any Interest Rate Protection Agreements and any Currency Rate Protection Agreements, in each case entered into in the ordinary course of business and not for speculative purposes;

(e) Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, or (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed $200,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(f) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into the Company or any Subsidiary of the Company and not incurred in contemplation of such transaction, and extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing;

(g) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit, and (ii) with respect to letters of credit issued in the ordinary course of business;

(h) Indebtedness created in connection with securitization programs, if any;

(i) Non-recourse Debt;

(j) Indebtedness (not otherwise permitted under any other clause of this Section 6.11) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (j) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”);

(k) other Indebtedness not otherwise permitted under any other clause of this Section 6.11 so long as such Subsidiary has in force a Subsidiary Guaranty, provided that any such Subsidiary Guaranty (including the NDC Guaranty and the NHIL Guaranty) and all obligations thereunder of the Guarantor party thereto shall be terminated upon notice to the Administrative Agent by the Company that after giving effect to such termination (x) the aggregate principal amount of Indebtedness of all Subsidiaries that do not have in force a Subsidiary Guaranty is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and

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(l) extensions, renewals or replacements of Indebtedness permitted by this Section 6.11 that do not increase the amount of such Indebtedness (other than amounts incurred to pay costs of such extension, renewal or refinancing).

Section 6.12. Use of Property and Facilities; Environmental Laws. The Company and its Subsidiaries shall comply in all material respects with all Environmental Laws applicable to the properties or business operations of the Company or any Subsidiary of the Company, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

Section 6.13. Transactions with Affiliates. Except as otherwise specifically permitted herein, the Company and its Subsidiaries shall not (except pursuant to contracts outstanding as of (i) with respect to the Company, the Effective Date or (ii) with respect to any Subsidiary of the Company, the Effective Date or, if later, the date such Subsidiary first became a Subsidiary of the Company) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate, except pursuant to the requirements of the Company’s or such Subsidiary’s business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Company or such Subsidiary (other than a wholly owned Subsidiary) than would be obtained in an arms’ length transaction with a Person not a Controlling Affiliate.

Section 6.14. Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Section 6.16.

Section 6.15. Compliance with Laws. Without limiting any of the other covenants of the Company in this Article 6, the Company and its Subsidiaries shall conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including, without limitation, environmental laws, ERISA, Anti-Corruption Laws and OFAC); provided, however, that this Section 6.15 shall not require the Company or any Subsidiary of the Company to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.16. Consolidated Indebtedness to Total Tangible Capitalization Ratio. The Company will maintain, as of the end of each fiscal quarter of the Company, a ratio (expressed as a percentage) of Consolidated Indebtedness to Total Tangible Capitalization of no greater than 60%.

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Section 6.17. Use of Proceeds. No Borrower will use the proceeds of the Loans for any purpose or in any manner not permitted by Section 5.5.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

Section 7.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default by any Credit Party in the payment of any principal amount of any Loan, any interest thereon or any fees payable hereunder, within three (3) Business Days following the date when due;

(b) default by the Company or any Subsidiary in the observance or performance of any covenant set forth in Sections 6.9, 6.10 or 6.16;

(c) default by the Company or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Company by the Administrative Agent;

(d) any representation or warranty made or deemed made herein or in any other Credit Document by the Company or any Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) (x) Indebtedness in the aggregate principal amount of $100,000,000 of the Company and its Subsidiaries (“Material Indebtedness”) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its stated maturity, or (y) any default in respect of Material Indebtedness shall occur which permits the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity.

(f) any Credit Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to

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adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

(g) a custodian, receiver, trustee, liquidator or similar official is appointed for any Credit Party or any Significant Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against any Credit Party or any Significant Subsidiary in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h) the Company or any Subsidiaries of the Company fail within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in a court of competent jurisdiction in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of $100,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i) (x) the Company or any ERISA Affiliate fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Company or any of its ERISA Affiliates in excess of $100,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Company or any ERISA Affiliate to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities in excess of $100,000,000;

(j) either (i) any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of equity securities of the Noble Parent Company (or other securities convertible into such equity securities) representing fifty percent (50%) or more of the combined voting power of all outstanding equity securities (other than equity securities having such power only by reason of the happening of a contingency) of the Noble Parent Company entitled to vote in the election of directors, except as a result of a Redomestication or (ii) the Noble Parent Company shall cease to own, directly or indirectly, all of the outstanding equity securities (except for directors’ qualifying shares) of the Company; or

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(k) any of the NDC Guaranty, the NHIL Guaranty, any Subsidiary Guaranty or the Company Guaranty for any reason is not a legal, valid, binding and enforceable obligation of NDC, NHIL, the Subsidiary a party thereto or the Company, respectively, or NDC, NHIL, such Subsidiary party thereto or the Company shall so state in writing, unless and until such Guaranty is terminated pursuant to its terms.

Section 7.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsections (f) or (g) of Section 7.1 with respect to the Credit Parties) has occurred and is continuing, the Administrative Agent shall, by notice to the Company: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrowers hereunder on the date stated in such notice (which may be the date thereof) and such termination shall automatically also terminate the Swingline Commitment on such date and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrowers. The Administrative Agent, after giving notice to the Company pursuant to this Section 7.2, shall also promptly send a copy of such notice to the other Lenders and the Swingline Lender, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to any Credit Party, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrowers; and all obligations of the Lenders and the Swingline Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 7.4. Collateral for Fronting Exposure.

(a) All amounts prepaid pursuant to Section 2.15(e) shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application to (i) any unallocated Fronting Exposure, and to (ii) the payment of any Revolving Loans, any Swingline Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Swingline Lender, the Administrative Agent, and the Lenders, as

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pledgee hereunder. If and when required by the Company, the Administrative Agent shall invest and reinvest funds held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Company, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. When and if (A) (i) the Company shall have made payment of all Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Company any remaining amounts and assets held in the Collateral Account. In addition, if the aggregate amount on deposit with the Collateral Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company.

Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Company under Section 7.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 7.6. Expenses. The Company agrees to pay to the Administrative Agent, the Swingline Lender and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent, the Swingline Lender or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.

Section 7.7. Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent, the Swingline Lender or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Company, the Administrative Agent, the Swingline Lender and all Lenders):

(a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Swingline Lender or the Lenders under this Agreement or any other Credit Document;

(b) Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Swingline Lender and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Swingline Lender under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or the Swingline Lender bears to the aggregate amount of the costs and expenses unpaid to all Lenders and the Swingline Lender collectively, until all such fees, costs and expenses have been paid in full;

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(c) Third, to the payment of any due and unpaid fees to the Administrative Agent, any Lender or the Swingline Lender as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent, each Lender, and the Swingline Lender bears to the aggregate amount of the fees due and unpaid to the Administrative Agent, all Lenders and the Swingline Lender collectively, until all such fees have been paid in full;

(d) Fourth, to the payment of accrued and unpaid interest on the Loans to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or the Swingline Lender bears to the aggregate amount of such interest accrued and unpaid to all Lenders and the Swingline Lender collectively, until all such accrued and unpaid interest has been paid in full;

(e) Fifth, to the payment of the outstanding due and payable principal amount of each of the Loans, pro rata in the proportion in which the outstanding principal amount of such Loans owing to each Lender and the Swingline Lender, bears to the aggregate amount of all outstanding Loans;

(f) Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, the Swingline Lender and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g) Seventh, to a Borrower or as the Company may direct.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.1. Change in Law.

(a) Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain Eurocurrency Loans, such Lender shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Company, and such Lender’s obligations to fund affected Eurocurrency Loans or make, continue or convert such Loans under this Agreement shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans.

(b) Upon the giving of the notice to the Company referred to in subsection (a) above in respect of any such Loan, and provided the applicable Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

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(c) Any Lender that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans, give prompt written notice thereof to the Company and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans shall be reinstated.

Section 8.2. Unavailability of Deposits or Inability to Ascertain LIBOR Rate. If on or before the first day of any Interest Period for any Borrowing of Eurocurrency Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including without limitation, the unavailability of matching deposits in U.S. Dollars) or such rate will not accurately reflect the cost to the Required Lenders of funding Eurocurrency Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to make, continue or convert Loans as or into such Eurocurrency Loans, or to convert Base Rate Loans into such Eurocurrency Loans, shall be suspended and (ii) each Eurocurrency Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.

Section 8.3. Increased Cost and Reduced Return.

(a) If, a Change in Law, or compliance by any Lender (or its applicable Lending Office), with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date the Administrative Agent or Lender becomes the Administrative Agent or Lender):

(i) subjects any Lender (or its applicable Lending Office) to any tax, duty or other charge related to any Eurocurrency Loan or its obligation to advance or maintain Eurocurrency Loans, or shall change the basis of taxation of payments to any Lender (or its applicable Lending Office) of the principal of or interest on its Eurocurrency Loans, or any other amounts due under this Agreement related to its Eurocurrency Loans, or its obligation to make Eurocurrency Loans (except in each case for changes with respect to (a) taxes that are not Indemnified Taxes pursuant to Section 3.3(a)(i)-(v), (b) Indemnified Taxes otherwise governed by Section 3.3 or (c) taxes otherwise governed by Section 10.3);

(ii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

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(iii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable Lending Office) or imposes on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, or its obligation to advance or maintain Eurocurrency Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of advancing or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall be obligated to pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, the Administrative Agent, any Lender or the Swingline Lender shall have reasonably determined that a Change in Law regarding capital adequacy or liquidity (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy or liquidity rules heretofore adopted and issued by any governmental authority), or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent, any Lender or the Swingline Lender (or its applicable Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Swingline Lender’s capital, or on the capital of any corporation controlling such Lender or Swingline Lender, as a consequence of its obligations hereunder to a level below that which such Lender or Swingline Lender could have achieved but for such Change in Law (taking into consideration such Lender’s, Swingline Lender’s or its controlling corporation’s policies with respect to capital adequacy or liquidity in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Lender or Swingline Lender to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender or Swingline Lender (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender or Swingline Lender such additional amount or amounts as will compensate such Lender or Swingline Lender for such reduction or the applicable Borrower may prepay all Eurocurrency Loans of such Lender.

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(c) Each of the Administrative Agent, the Lenders and the Swingline Lender that determines to seek compensation or additional interest under this Section 8.3 shall give written notice to the Company and, in the case of a Lender or the Swingline Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle the Administrative Agent, such Lender or the Swingline Lender to such compensation no later than ninety (90) days after the Administrative Agent, such Lender or the Swingline Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand; provided that if the basis or circumstances in respect of Section 8.3 giving rise to such compensation or additional interest is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Administrative Agent, the Lenders and the Swingline Lender shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent, such Lender or the Swingline Lender made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender or the Swingline Lender or the obligations of the Borrowers under this Section 8.3. A certificate of the Administrative Agent, any Lender or the Swingline Lender, as applicable, claiming compensation or additional interest under this Section 8.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent, such Lender or Swingline Lender, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof. In determining such amount, such Lender or the Swingline Lender may use any reasonable averaging and attribution methods.

Section 8.4. Lending Offices. The Administrative Agent, the Swingline Lender and each Lender may, at its option, elect to make or maintain its Loans hereunder at the Lending Office for each Type of Loan available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Company, no Borrower shall be responsible for the costs arising under Section 3.3 or 8.3 resulting from any such transfer to the extent not otherwise applicable to such Lender or the Swingline Lender prior to such transfer.

Section 8.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender and the Swingline Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 8.6. Substitution of Lender. If (a) any Lender has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 8.3, (b) a Borrower is required to pay any additional amount to any Lender under Section 2.11, (c) any Lender is unable to submit any form or certificate required under Section 3.3(b) or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender gives notice of any Change in Law or regulations, or in the

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interpretation thereof, pursuant to Section 8.1, (e) any Lender is a Defaulting Lender or has otherwise been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender shall seek to avoid its obligation to make or maintain Loans hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 3.3 have been levied or imposed (or the Company determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by a Borrower or payment by a Borrower of additional amounts to any Lender or Governmental Authority, or other reimbursement or indemnification of any Lender as a result thereof, or (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Company, or shall fail to give its consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication”, then and in such event, upon request from the Company delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.10 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Company, in consideration for the payments set forth in such Assignment Agreement and payment by the Company (or the Company shall cause the applicable Designated Borrower to pay) to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.11, 3.3, 8.3 and 10.13.

ARTICLE 9

THE AGENTS

Section 9.1. Appointment and Authorization of Administrative Agent. Each of the Lenders and the Swingline Lender hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent, and hereby authorizes the Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 9.2. Rights and Powers. The Administrative Agent and the Other Agents, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Administrative Agent, or an Other Agent, and the Administrative Agent and the Other Agents and their respective Controlling Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any of its Subsidiaries or Controlling Affiliates as if it were not an Administrative Agent or an Other Agent under the Credit Documents. The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, the Administrative Agent and the Other Agents in their respective individual capacities as a Lender. In the event that JPMorgan Chase Bank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any

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Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of JPMorgan Chase Bank, N.A. in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender or the Swingline Lender under any Credit Document (other than JPMorgan Chase Bank, N.A. or an Affiliate of JPMorgan Chase Bank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 9.3. Action by Administrative Agent and the Other Agents. The obligations of the Administrative Agent and the Other Agents under the Credit Documents are only those expressly set forth therein; provided, however, that neither any Co-Syndication Agent nor any Co-Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Sections 7.2 and 7.5. Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 7.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the Swingline Lender. In no event, however, shall the Administrative Agent or the Other Agents be required to take any action in violation of applicable law or of any provision of any Credit Document, and each of the Administrative Agent and the Other Agents shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Company. In all cases in which the Credit Documents do not require the Administrative Agent or the Other Agents to take specific action, the Administrative Agent and each of the Other Agents shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Revolving Notes.

Section 9.4. Consultation with Experts. Each of the Administrative Agent and the Other Agents may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5. Indemnification Provisions; Credit Decision. Neither the Administrative Agent, the Other Agents nor any of their directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence or

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willful misconduct. Neither the Administrative Agent, the Other Agents nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Company or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent and the Other Agents make no representation of any kind or character with respect to any such matters mentioned in this sentence. The Administrative Agent and the Other Agents may execute any of their duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent and the Other Agents shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent and the Other Agents shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Administrative Agent and the Other Agents may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent. Each of the Lenders and the Swingline Lender acknowledges that it has independently, and without reliance on the Administrative Agent, the Other Agents, the Swingline Lender or any other Lender, obtained such information and made such investigations and inquiries regarding the Company and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender and the Swingline Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, and the Administrative Agent and the Other Agents shall have no liability whatsoever to any Lender or the Swingline Lender for such matters. The Administrative Agent and the Other Agents shall have no duty to disclose to the Lenders or the Swingline Lender information that is not required by any Credit Document to be furnished by the Company or any Subsidiaries to such Agent at such time, but is voluntarily furnished to such Agent (either in their respective capacity as Administrative Agent or the Other Agents or in their individual capacity).

Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold the Administrative Agent, the Other Agents, and their directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement.

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Section 9.7. Resignation of Agents. The Administrative Agent and the Other Agents may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Company. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent or any Other Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent or Other Agent, as the case may be. If no successor Administrative Agent or Other Agent, as the case may be, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Other Agent’s giving of notice of resignation, then the retiring Administrative Agent or Other Agent, as the case may be, may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent or Other Agent, as the case may be, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent or the Other Agent hereunder, such successor Administrative Agent or Other Agent, as the case may be, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or Other Agent, as the case may be, under the Credit Documents, and the retiring Administrative Agent or Other Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s or Other Agent’s resignation hereunder as Administrative Agent or Other Agent, as the case may be, the provisions of this Article 9 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Other Agent, as the case may be.

Section 9.8. Release of Guaranties. So long as no Default has occurred and is continuing under the Credit Documents (or would result from such release), if all of the capital stock of a Guarantor that is owned by the Company or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by this Agreement, or upon any request by the Company for the release of a Guarantor from its Subsidiary Guaranty pursuant to Section 6.11(k), then promptly following the Company’s request, the Administrative Agent shall execute a release of such Guarantor from its Subsidiary Guaranty.

ARTICLE 10

MISCELLANEOUS

Section 10.1. No Waiver. No delay or failure on the part of the Administrative Agent, any Lender or the Swingline Lender, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a

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waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders and the Swingline Lender and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 10.2. Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 10.3. Documentary Taxes. The Company agrees that it will pay (or cause the applicable Designated Borrower to pay) any documentary, stamp or similar taxes payable with respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender and the Swingline Lender that determines to seek compensation under this Section 10.3 shall give written notice to the Company and, in the case of a Lender or the Swingline Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender or the Swingline Lender to such compensation no later than ninety (90) days after such Lender or the Swingline Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the 90th day preceding such written demand.

Section 10.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Borrower has any Obligation hereunder or any Commitment hereunder is in effect.

Section 10.5. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders and the Swingline Lender of amounts sufficient to protect the yield of the Lenders and the Swingline Lender with respect to the Loans, including, but not limited to, Section 2.11, Section 3.3, Section 7.6, Section 8.3, Section 10.3, and Section 10.13 hereof, shall, subject to Section 8.3(c), survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations and, with respect to any Lender or the Swingline Lender, any replacement by the Company of such Lender pursuant to the terms hereof, in each case for a period of one (1) year.

Section 10.6. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and the Swingline Lender and

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each subsequent holder of any Note is hereby authorized by the Borrowers at any time or from time to time, without prior notice to the Borrower or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or the Swingline Lender or that subsequent holder to or for the credit or the account of a Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of such Borrower to that Lender or the Swingline Lender or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or the Swingline Lender or that subsequent holder shall have made any demand hereunder. Each Lender or the Swingline Lender shall promptly give notice to the Company of any action taken by it under this Section 10.6, provided that any failure of such Lender or the Swingline Lender to give such notice to the Company shall not affect the validity of such setoff. Each Lender and the Swingline Lender agrees with each other Lender and the Swingline Lender a party hereto that if such Lender or the Swingline Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans in excess of its ratable share of payments on all such Obligations then owed to the Lenders and the Swingline Lender hereunder, then such Lender or the Swingline Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans held by each such other Lender or Swingline Lender as shall be necessary to cause such Lender or Swingline Lender to share such excess payment ratably with all the other Lenders and the Swingline Lender; provided, however, that if any such purchase is made by any Lender or Swingline Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Swingline Lender, the related purchases from the other Lenders or Swingline Lender shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.7. Notices.

(a) Except as otherwise specified herein and except as otherwise provided in Section 10.7(b), all notices under the Credit Documents shall be in writing (including cable, telecopy or telex) and shall be given to a party hereunder at its address, telecopier number or telex number set forth below or such other address, telecopier number or telex number as such party may hereafter specify by notice to the Administrative Agent and the Company, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, telecopier or telex number, or telephone numbers

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set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Company or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Company, the Administrative Agent and the Swingline Lender:

To the Company:	Noble Corporation
c/o Maples Corporate Services Limited
P.O. Box 309, Ugland House
S. Church Street
Grand Cayman
KY1-1104
Cayman Islands
Attention: Alan Hay

with a copy to:	Noble Drilling Services, Inc.
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
Attention: Legal Department
Facsimile: 281-491-2092

To the Administrative Agent	JPMorgan Chase Bank, N.A.
and the Swingline Lender:	500 Stanton Christiana Road, Ops 2
Newark DE 19713
Attn: Evan Zacharias
Phone: 302-634-1405
Fax: 302-634-1417

With a copy to:
JPMorgan Chase Bank, N.A.
712 Main Street, Floor: 12
Houston TX 77002
Attn: Muhammad Hasan
Phone: 713-216-3433
Fax: 713-216-4117

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 10.7 or pursuant to Section 10.10 and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.7, or pursuant to Section 10.10; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

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Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 10.7(b) or as otherwise specified to the Company by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan or other extension of credit hereunder, shall be in writing (including telecopy communication) and mailed, telecopied or delivered pursuant to this Section 10.7(a).

(b) The Company will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to evan.zacharias@jpmorgan.com.

The Company further agrees that the Administrative Agent may make the Communications available to the Swingline Lender and the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION,

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DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE COMPANY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each of the Lenders and the Swingline Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Swingline Lender, as the case may be, for purposes of the Credit Documents. Each of the Lenders and the Swingline Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or Swingline Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent, the Swingline Lender or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 10.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 10.9. Successors and Assigns. This Agreement shall be binding upon the Borrowers, each of the Lenders, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective successors and assigns, and shall inure to the benefit of the Borrowers, each of the Lenders, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, no Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Swingline Lender, the Administrative Agent and the Other Agents, and the Administrative Agent and the Other Agents may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 9 and no Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10. Any Lender or the Swingline Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender or Swingline Lender, or (ii) in the case of any Lender that is a fund comprised in whole

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or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender or Swingline Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender or Swingline Lender as a party hereto and the Borrowers, the Administrative Agent, the other Lenders and the Swingline Lender shall continue to deal solely with such Lender or Swingline Lender in connection with the rights and obligations of such Lender and Swingline Lender under this Agreement.

Section 10.10. Sales and Transfers of Borrowing and Notes; Participations in Borrowings and Notes.

(a) Any Lender may, without the consent of, or notice to, the Company and the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions, other than Defaulting Lenders (“Participants”) participating interests in any Commitment of such Lender hereunder, provided that no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such Commitment, and provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s Commitment and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Borrowings, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Borrowings, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any collateral security for any Obligation, except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrowers under any Credit Document. Each Borrower agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 7.2 or 7.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Sections 2.11, 3.3 and 8.3 with respect to its participation in the Commitments and the Borrowings outstanding from time to time, provided

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that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred and provided, further, that Sections 8.3(c) and 8.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, 3.3 or 8.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, no Borrower shall at any time be obligated to pay to any Lender any sum in excess of the sum such Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document.

(b) Any Lender may at any time sell to (i) any of such Lender’s Affiliates, to an Approved Fund or to any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of such Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent, the Swingline Lender and if no Event of Default has occurred and is continuing, the Company, to one or more commercial banking or other financial or lending institutions not described in (i), above that are not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Company and the Administrative Agent) and delivered to the Administrative Agent; provided that each such sale to a Purchasing Lender (other than an existing Lender) shall be in the amount of $5,000,000 or more, or if in a lesser amount or if as a result of such sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Loans would be less than $5,000,000 (calculated as hereinafter set forth), such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Notwithstanding the requirement of the Company’s consent set forth above, but subject to all of the other terms and conditions of this Section 10.10(b), any Lender may sell to one or more commercial banking or other financial or lending institutions not subject to Regulation T of the Board of Governors of the Federal Reserve System, all or any part of their rights and obligations under this Agreement and the other Credit Documents with only the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) if an Event of Default shall have occurred and be continuing. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments and Percentages arising from

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the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Credit Documents. On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the applicable Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained a Commitment or Borrowing hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitments or Borrowings retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled.”

(c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Administrative Agent and, to the extent required by Section 10.10(b), by the Company), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Company is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Company), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Company. The Company shall not be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d) If, pursuant to this Section 10.10 any interest in this Agreement or any Loan or Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, any Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Loans, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Company) two duly completed and signed copies of either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all payments pursuant to the Credit Documents), and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Company) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Company) new forms as contemplated by Section 3.3(b) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

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(e) Notwithstanding any other provisions of this Section 10.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.11. Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the Other Agents or the Swingline Lender are affected thereby, the Administrative Agent, the Other Agents or the Swingline Lender, as the case may be, provided that:

(i) no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (C) release any Collateral for any Collateralized Obligations (other than as provided in accordance with Section 7.4) without the consent of all Lenders, (D) release (1) the NDC Guaranty, the NHIL Guaranty or any other Subsidiary Guaranty (except as expressly provided for in Section 6.11(k) or Section 9.8), (2) the Company Guaranty (except as expressly provided for therein), during any period that there is a Designated Borrower, or (3) the provisions of Article 4 hereof without in each such case the consent of all Lenders, or (E) change any provision requiring ratable funding or sharing of payments without the consent of all Lenders.

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(ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents;

(iii) notwithstanding anything to the contrary herein, (A) any Borrowing Request or any Designated Borrower Request and Assumption Agreement may be amended with the consent of only the Company and the Administrative Agent and (B) any Swingline Request may be amended with the consent of only the Company, the Administrative Agent and the Swingline Lender; and

(iv) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Legal Fees, Other Costs and Indemnification. The Company, upon demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of legal counsel to the Administrative Agent) in connection with the preparation and execution of the Credit Documents (not to exceed such amount previously agreed to by the Administrative Agent), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Company further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, each Co-Arranger, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, or the application or proposed application by any of a Borrower of the proceeds of any Loan, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender

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hereunder), any Affiliate of a Lender, any Co-Arranger, the Swingline Lender or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any use made or proposed to be made by a Borrower of the proceeds of any Loan, or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), any Affiliate of a Lender, any Co-Arranger (in such capacity hereunder), the Swingline Lender (as a swingline lender hereunder) or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Company, regardless of whether caused by, or within the control of, the Company; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder, as determined pursuant to a judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party. The Company, upon demand by the Administrative Agent, the Other Agents, a Lender, an Affiliate of a Lender, a Co-Arranger or the Swingline Lender at any time, shall reimburse such Agent, Lender, Affiliate of a Lender, Co-Arranger or Swingline Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Company, in a manner reasonably directed by the Company, with counsel selected by the Indemnified Party and approved by the Company, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Company written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Company’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Company in respect of such claim and such settlement or compromise does not materially increase the Company’s liability pursuant to this Section 10.13 to any related party of such Indemnified Party, (ii) an Event of Default as described in Section 7.1(a), (b) (as a result of a default under Section 6.16), (f) or (g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Company will not be able to satisfy the full amount of such claim and the Company has failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

Section 10.14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

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(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH CREDIT PARTY TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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(D) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(E) EACH OF THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 10.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (as opposed to direct or actual damages).

Section 10.15. Confidentiality. Each of the Agents, the Swingline Lender and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective Affiliates and to prospective Purchasing Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements, and their and such Affiliates’, prospective Purchasing Lenders’, Participants’ and prospective counterparties’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the consent of the Company, or (vi) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15, or (y) becomes available on a non-confidential basis from a source other than the Company or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, the Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company. For purposes hereof, “Information” means all information received by the Lenders or the Swingline Lender from the Company relating to the Company or its business, other than any such information that is available to the Lenders or the Swingline Lender on a non-confidential basis prior to disclosure by the Company, excluding any Information from a source which, to the actual knowledge of the Agent, Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company. The Agents, the Swingline Lender and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

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Section 10.16. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Company, the Administrative Agent, the Swingline Lender and each Lender have signed and delivered to the Administrative Agent a counterparty signature page hereto (including by facsimile or other electronic means) or the Administrative Agent has received a facsimile notice that such a counterpart has been signed and mailed to the Administrative Agent.

Section 10.17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.18. Change in Accounting Principles, Fiscal Year or Tax Laws. If either the Company or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Company referred to in Section 5.10 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in United States federal, state or foreign tax laws which affects the Company’s or any of its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then the Company and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made.

Section 10.19. Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Swingline Lender and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.20. Officer’s Certificates. It is not intended that any certificate of any officer or director of any Credit Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

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Section 10.21. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 10.22. Margin Stock. Each of the Lenders and the Swingline Lender hereby represents to the other Lenders and Swingline Lender that it is not relying on margin stock as collateral in extending or maintaining any Loan.

Section 10.23. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.24. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Other Agents, the Co-Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Other Agents, the Co-Arrangers and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Other Agent, each Lender and each Co-Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any Other Agent, any Co-Arranger or any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Other Agents, the Co-Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, any Other Agent, any Co-Arranger or any Lender has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Other Agent, any Co-Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[364-Day Revolving Credit Agreement]

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[364-Day Revolving Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

NOBLE CORPORATION, a Cayman Islands exempted company limited by shares, as Borrower

By:	/s/ David M.J. Dujacquier
Name:	David M.J. Dujacquier
Title:	Director

[364-Day Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and a Lender

By:	/s/ Robert Traband
Name:	Robert Traband
Title:	Managing Director

COMMITMENT AMOUNT:	$50,000,000
PERCENTAGE:	8.333333333%

[364-Day Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sreedhar R. Kona
Name:	Sreedhar R. Kona
Title:	Vice President

COMMITMENT AMOUNT:	$50,000,000
PERCENTAGE:	8.333333333%

[364-Day Revolving Credit Agreement]

CITIBANK, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

COMMITMENT AMOUNT:	$50,000,000
PERCENTAGE:	8.333333333%

[364-Day Revolving Credit Agreement]

DEUTSCHE BANK SECURITIES, INC. as a Co-Syndication Agent

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

COMMITMENT AMOUNT:	$50,000,000
PERCENTAGE:	8.333333333%

[364-Day Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

COMMITMENT AMOUNT:	$50,000,000
PERCENTAGE:	8.333333333%

[364-Day Revolving Credit Agreement]

BNP PARIBAS, as Co-Documentation Agent and a Lender

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Vice President

By:	/s/ Julien Picaud Becret
Name:	Julien Picaud Becret
Title:	Associate

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as Co-Documentation Agent and a Lender

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

By:	/s/ Michael D. Willis
Name:	Michael D. Willis
Title:	Managing Director

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and a Lender

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Authorized Signatory

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

GOLDMAN SACHS BANK USA,
as Co-Documentation Agent and a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

HSBC BANK USA, N.A.,
as Co-Documentation Agent and a Lender

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

SUNTRUST BANK,
as Co-Documentation Agent and a Lender

By:	/s/ Shannon Juhan
Name:	Shannon Juhan
Title:	Vice President

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Documentation Agent and a Lender

By:	/s/ Andrew Oram
Name:	Andrew Oram
Title:	Managing Director

COMMITMENT AMOUNT:	$35,000,000
PERCENTAGE:	5.8333333333%

[364-Day Revolving Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Michael J. Dillon
Name:	Michael J. Dillon
Title:	Managing Director

COMMITMENT AMOUNT:	$21,000,000
PERCENTAGE:	3.5000000000%

[364-Day Revolving Credit Agreement]

DNB CAPITAL LLC,
as a Lender

By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

By:	/s/ Florianne Robin
Name:	Florianne Robin
Title:	Vice President

COMMITMENT AMOUNT:	$21,000,000
PERCENTAGE:	3.5000000000%

[364-Day Revolving Credit Agreement]

LLOYDS TSB BANK PLC,
as a Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assistant Vice President

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

COMMITMENT AMOUNT:	$21,000,000
PERCENTAGE:	3.5000000000%

[364-Day Revolving Credit Agreement]

MIZUHO BANK (USA),
as a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

COMMITMENT AMOUNT:	$21,000,000
PERCENTAGE:	3.5000000000%

[364-Day Revolving Credit Agreement]

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ Johanna Minaya
Name:	Johanna Minaya
Title:	Associate Director
Capital Markets

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	Credit Documentation Manager
Credit Documentation Unit, WB Legal-Americas

COMMITMENT AMOUNT:	$21,000,000
PERCENTAGE:	3.5000000000%

[364-Day Revolving Credit Agreement]

COMMITMENTS

Lender	Commitment	Percentage*
JPMorgan Chase Bank, N.A.	$50,000,000	8.3333333333%
Barclays Bank PLC	$50,000,000	8.3333333333%
Citibank, N.A.	$50,000,000	8.3333333333%
Deutsche Bank AG New York Branch	$50,000,000	8.3333333333%
Wells Fargo Bank, National Association	$50,000,000	8.3333333333%
BNP Paribas	$35,000,000	5.8333333333%
Credit Agricole Corporate & Investment Bank	$35,000,000	5.8333333333%
Credit Suisse AG, Cayman Islands Branch	$35,000,000	5.8333333333%
Goldman Sachs Bank USA	$35,000,000	5.8333333333%
HSBC Bank USA, N.A.	$35,000,000	5.8333333333%
SunTrust Bank	$35,000,000	5.8333333333%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$35,000,000	5.8333333333%
Bank of America, N.A.	$21,000,000	3.5000000000%
DNB Capital LLC	$21,000,000	3.5000000000%
Lloyds TSB Bank plc	$21,000,000	3.5000000000%
Mizuho Bank (USA)	$21,000,000	3.5000000000%
Standard Chartered Bank	$21,000,000	3.5000000000%

TOTAL	$600,000,000	100.0000000000%

*	Rounded to 10 decimal places

[364-Day Revolving Credit Agreement]